Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC.

Creates New Position To Strengthen Compliance Activities

— Linda R. Altemus Appointed Vice President & Chief Compliance Officer —

LIONVILLE, PA., August 18, 2003 — West Pharmaceutical Services, Inc. (NYSE: WST) today announced the appointment of Linda R. Altemus, to the newly created position of Vice President and Chief Compliance Officer, effective immediately.

In her new position, Mrs. Altemus will oversee the Company’s corporate compliance program, functioning as an independent and objective body that reviews and evaluates compliance issues/concerns within the organization. In this newly created position, Mrs. Altemus will report directly to Donald E. Morel Jr., Ph.D., West’s Chairman and Chief Executive Officer, and will direct corporate compliance activities, monitor compliance trends, measure the effectiveness of policies and training, share best practices, and manage compliance-related communications. The position ensures the Board of Directors, management and employees are in compliance with the rules and regulations of regulatory agencies, Company policies and the Company’s Standards of Conduct. In addition to these responsibilities, Mrs. Altemus will retain responsibility for Internal Audit, Corporate Information Technology and Business Process Improvement.

Commenting on the appointment, Dr. Morel said, “West has always been ahead of the curve with corporate governance standards and processes. Accordingly, the creation of this new position is a natural step in our ongoing efforts to refine the Company’s governance practice and to enhance its long-standing reputation for integrity and ethical behavior. Mrs. Altemus’ skills and broad business practice knowledge make her the ideal candidate to lead West, as it maintains the highest business, corporate and operational standards. I applaud Linda’s hard work and am confident she will set the standard for good corporate governance.”

Mrs. Altemus joined West Pharmaceuticals in 1997 as Director of Global Business Information Management. In this position she took the lead role in upgrading the Company’s information technology and e-business strategy. In 2001, Mrs. Altemus was promoted to her most recent position of Vice President and Chief Financial Officer responsible for financial and accounting activities as well as information systems. Prior to joining West, Mrs. Altemus held a variety of accounting and financial management positions at Cabot Corporation, Johnson Matthey and Burroughs Corporation.

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